Exhibit 10.5

EQUINOX HOLDINGS, INC.

STOCKHOLDERS AGREEMENT

Dated as of December 15, 2000

i

Section 4.14.	Subsequent Stockholders
Section 4.15.	Release.
Section 4.16.	Action by Co-Investment Fund
Section 4.17.	Actions by Preferred Stockholders

ii

STOCKHOLDERS AGREEMENT

STOCKHOLDERS AGREEMENT, dated as of December 15, 2000, among Equinox Holdings, Inc., a Delaware corporation (the “Company”), NCP-EH, L.P., a Delaware limited partnership (“NCP-EH”), NCP Co-Investment Fund, L.P., a Delaware limited partnership (the “Co-Investment Fund”, and together with NCP-EH, the “Purchaser”); each of the stockholders listed on Schedule I hereto (each, a “Rollover Stockholder” and collectively, the “Rollover Stockholders”); each of the rollover optionholders listed on Schedule II hereto (each, a “Rollover Optionholder” and collectively, the “Rollover Optionholders”); Albion Alliance Mezzanine Fund, L.P., a Delaware limited partnership (“Albion I”), Albion Alliance Mezzanine Fund II, L.P., a Delaware limited partnership (“Albion II”), Deutsche Bank Securities Inc. (“DB”), Exeter Capital Partners IV, L.P. (“Exeter Capital”), Exeter Equity Partners, L.P. (“Exeter Equity”), Bill and Melinda Gates Foundation (“Gates”), Arrow Investment Partners (“Arrow”, and together with DB, Exeter Capital, Exeter Equity, Gates, Albion I and Albion II and each of their respective successors and permitted assigns, solely in their capacity as holders of Warrants or Warrant Shares, the “Sub-Debt Warrantholders”); and each other person who is, or becomes, a party to this Agreement pursuant to Section 4.14 hereof (collectively, with the Purchaser, the Sub-Debt Warrantholders, the Rollover Stockholders and the Rollover Optionholders, the “Stockholders”); North Castle Partners II, L.P., a Delaware limited partnership (“NCP Partnership”), Friends of North Castle Fund, L.P., a Delaware limited partnership (“Friends”).  Capitalized terms used in this Agreement have the meanings indicated in Article III.

W I T N E S S E T H:

WHEREAS, pursuant to the Amended and Restated Stock Purchase Agreement and Plan of Merger, dated as of October 16, 2000, as amended on December 14, 2000 (the “Recapitalization Agreement”), among the Company, NCP-EH Recapitalization Corp., a Delaware corporation, NCP-EH, and the Rollover Stockholders, the NCP-EH has agreed to purchase shares of Common Stock of the Company;

WHEREAS, this Agreement is a condition precedent to the obligations of NCP-EH under the Recapitalization Agreement;

WHEREAS, NCP-EH has assigned to the Co-Investment Fund 1.17% of, among other things, NCP-EH’s right to acquire Purchased Shares (as defined in the Recapitalization Agreement);

WHEREAS, as of the date hereof and after giving effect to transactions contemplated by the Recapitalization Agreement, the Rollover Stockholders and the Purchaser own all of the issued and outstanding capital stock of the Company;

WHEREAS, each Rollover Stockholder acknowledges that the Purchaser’s investment in the Company is based in substantial part on the commitment of such Rollover Stockholder to the Company and accordingly agrees to grant to the Company and the Purchaser certain rights to purchase a portion of such Rollover Stockholder’s shares of Common Stock under certain circumstances;

WHEREAS, pursuant to the Senior Subordinated Note and Warrant Purchase Agreement, dated as of December 15, 2000 (the “Senior Subordinated Loan Agreement”), between the Company and the Sub-Debt Warrantholders, the Company has issued to the Sub-Debt Warrantholders warrants (the “Warrants”) to purchase an aggregate of 783,020 shares of Common Stock (as such number may be adjusted pursuant to the terms thereof);

WHEREAS, pursuant to the Recapitalization Agreement, each Rollover Option converted into options to purchase shares of Common Stock of the Company (as constituted after giving effect to the transactions contemplated by the Recapitalization Agreement), and each Rollover Optionholder hereby acknowledges that the Purchaser’s investment in the Company is based in substantial part on the commitment of such Rollover Optionholder to the Company and accordingly agrees to grant to the Company and the Purchaser certain rights to purchase all or any portion of such Rollover Optionholder’s options or shares acquired on exercise of such options under certain circumstances;

WHEREAS, the Rollover Stockholders, Rollover Optionholders, the Purchaser and the Sub-Debt Warrantholders wish to set forth certain understandings and agreements regarding the capitalization and management of the Company and their respective ownership of Covered Securities of the Company;

NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties made herein and of the mutual benefits to be derived herefrom, the parties hereto agree as follows:

ARTICLE I
GOVERNANCE AND MANAGEMENT OF THE COMPANY

Section 1.1.                                   Board of Directors.

(a)                                  The Board of Directors will initially consist of eight members:  (i) seven individuals, including one Management Director, nominated by the Purchaser, and (ii) so long as the Rollover Stockholders collectively own five percent (5%) of the Available Common Stock, Donato Errico.  Subject to the provisions of this Agreement, each Stockholder entitled to vote shall take all necessary actions to effect the provisions of this Section 1.1(a).

(b)                                 Any director nominated pursuant to Section 1.1(a) may be removed at any time, with or without cause, by the party that nominated such director (but only by such party), and each Stockholder entitled to vote thereon shall take all such actions as may be required to effect such removal, including voting its shares for such removal.  At any time a vacancy shall be created on the Board as a result of the death, disability, retirement, resignation or removal, with or without cause, of a director nominated pursuant to Section 1.1(a), then the party that nominated such director shall have the right to nominate a replacement for such director, and each Stockholder entitled to vote thereon shall take all necessary actions to elect such replacement.

Section 1.2.                                   Governance.

(a)                                  Except as required by applicable Law, all actions requiring the approval of the Board of Directors shall be approved by a majority of the directors present at any duly convened Board of Directors meeting or by unanimous written consent of the directors without a meeting, in each case in accordance with the provisions of the Delaware General Corporation Law and the By-Laws of the Company.

(b)                                 A quorum for meetings of the Board of Directors shall consist of a majority of the then existing number of Directors.

(c)                                  The following actions shall be approved and taken only upon the affirmative vote of at least six directors of the Company:

(i)                                     any amendment to (i) the Certificate of Incorporation or By-Laws of the Company or any Subsidiary, (ii) any stockholders agreement to which the Company is a party, or (iii) any registration rights agreement pertaining to any securities of the Company or any Subsidiary;

(ii)                                  establishment or modification of the business plans and budgets for the Company and its Subsidiaries, including proposed capital expenditures, and the making of any expenditures or the incurring of any other financial obligations in excess of $500,000 in the aggregate in any one fiscal year;

(iii)                               opening by the Company or any Subsidiary of any new facility that is not contemplated in any business plan or budget approved by the Company’s Board of Directors in the manner contemplated by this Section 1.2;

(iv)                              appointment or removal of the Chief Executive Officer, Chief Operating Officer or Chief Financial Officer of the Company and execution by the Company of any employment agreements or amendments thereto with any such officers or any other action otherwise setting the level of compensation for such individuals;

(v)                                 adoption of any stock option, bonus or other compensation or benefit plan;

(vi)                              issuance, sale, grant, repurchase or redemption by the Company or any Subsidiary of any equity securities of the Company or any Subsidiary, or of any options, warrants or other rights to acquire equity securities or securities convertible into, or exchangeable for such equity securities, other than the issuance and sale of $1,000,000 of the Company’s 10% Cumulative Preferred Stock to the NCP Partnership and certain of its Affiliates;

(vii)                           incurrence of any indebtedness for borrowed money (including financing leases or similar sale/leaseback transactions) or guaranteeing of any obligation of others by the Company or any Subsidiary in an amount in excess of $5 million;

(viii)                        any merger, consolidation or business combination involving the Company or any Subsidiary (other than mergers of wholly-owned Subsidiaries);

(ix)                                any sale or other disposition of all or substantially all of the assets of the Company or any Subsidiary; or of assets of the Company and/or any Subsidiary in a transaction or series of related transactions involving more than $1 million;

(x)                                   the determination to pursue a public debt or equity offering or a private placement of debt or equity securities under Rule 144A of the Securities Act of 1933 or otherwise;

(xi)                                selection of underwriters and placement agents for any public or private offering of the Company’s securities;

(xii)                             any purchase or other acquisition of assets, or any transaction, contract or arrangement pursuant to which the Company or any Subsidiary may become obligated for, or any series of transactions related to any of the foregoing, involving amounts in excess of $100,000;

(xiii)                          entry into or commitment with respect to any joint venture or equity investment by the Company or any Subsidiary in any entity (other than in any wholly-owned Subsidiary of the Company);

(xiv)                         appointment or removal of the auditor or principal legal counsel of the Company, provided, that Ernst & Young LLP and Debevoise & Plimpton shall serve as the initially appointed auditor and principal legal counsel, respectively;

(xv)                            declaration or payment of dividends or distributions by the Company or any Subsidiary (other than dividends or distributions paid by any direct or indirect wholly-owned Subsidiary of the Company to its immediate parent company);

(xvi)                         liquidation, dissolution, recapitalization or reorganization of the Company or any Subsidiary, the adoption of a plan with respect to any of the foregoing or voluntary election by the Company or any Subsidiary to commence bankruptcy or insolvency proceedings under applicable laws;

(xvii)                      any change in any fiscal year, taxable year, accounting policies or method of tax accounting of the Company or any Subsidiary;

(xviii)                   settlement or commencement of any litigation involving an amount in excess of $100,000;

(xix)                           any agreement or transaction between the Company and any Affiliates, including, without limitation, Bell Development Corporation, Eclipse Development, Inc., Childs, NCP and NCP Partnership and any Affiliates of Childs, NCP or the NCP Partnership, including any of the portfolio companies held or managed by such entities, other than the Consulting Agreement between the Company, NCP and Childs dated as of the date hereof, but including any termination of such Consulting Agreement.

(xx)                              any material change in the Company’s or any Subsidiary’s principal line of business;

(xxi)                           commitment by the Company or any Subsidiary to take any of the actions described under sub-paragraphs (i) through (xx) above;

(xxii)                        any change in the number of directors constituting the Board of Directors; and

(xxiii)                     creation and membership of any committees in addition to the Audit and Compensation Committee.

Section 1.3.                                   Expenses.  The Company will cause each non-employee director of the Board of Directors to be reimbursed for all reasonable out-of-pocket costs and expenses incurred by him or her in connection with serving as a director.  In consideration of the fees to be paid to NCP and Childs pursuant to the Consulting Agreement, NCP and Childs shall cause any of their respective employees who shall be elected to serve on the Board of Directors to waive any fees (but not out-of-pocket costs and expenses) to which such person would otherwise be entitled as a director for so long as such person is an employee of NCP or Childs.  Any Rollover Stockholder who shall be elected to serve on the Board of Directors shall waive any fees (but not out-of-pocket costs and expenses) to which he or she would otherwise be entitled as a director.

Section 1.4.                                   Chairperson.  The Chairperson of the Board of Directors shall be selected by the directors from one of the Purchaser’s nominees.

Section 1.5.                                   Committees of the Board.

(a)                                  Committees.  The By-Laws of the Company shall provide for a Compensation Committee and an Audit Committee.  Each Committee shall consist of two Directors.

(b)                                 Composition.  The members of the Compensation Committee and the Audit Committee shall be nominated from the Purchaser’s nominees.  Subject to the provisions of this Agreement, each Stockholder shall instruct the directors it has nominated to vote to take all necessary actions to effect the provisions of this Section 1.5(b).

(c)                                  Powers.  The Compensation Committee and the Audit Committee shall have such powers and responsibilities as the Board may from time to time authorize.  Copies of the minutes of the meetings of the Compensation Committee and the Audit Committee will be presented to the Board of Directors at the next regularly scheduled meeting of the Board of Directors following each such committee meeting.

Section 1.6.                                   Non-Voting Observers.

(a)                                  In the event any of the Subordinated Notes are outstanding, or Albion holds at least 20% of the Warrants or Warrant Shares that it was originally issued (all calculated on an as exercised basis, giving effect to any stock splits, stock combinations and the like, but excluding the effects of any involuntary transfers, including those required by the drag-along rights of another party, or any adjustments to the number of Warrants or Warrant Shares made in connection with a merger or reorganization) and an initial Public Offering has not been consummated, the Company shall permit one representative (the “Representative”) of Albion to attend as an observer all meetings of its Board of Directors, provided that in the case of telephonic meetings conducted in accordance with the Company’s by-laws and applicable law, the Representative shall be given the opportunity to participate in such telephonic meetings (the “Board Visitation Right”).

(b)                                 The Company shall give written notice of every meeting of its Board of Directors to the Representative at the same time and in the same manner as notice is given to the directors of the Company.  The Representative shall be entitled to receive all written materials and other information given to the directors of the Company in connection with such meetings or otherwise at the same time such materials and information are given to the directors.  If requested by the Board of Directors, the Representative shall enter into a confidentiality agreement with respect to any materials received and discussions participated in by such Representative on such terms as may be reasonably requested by the Board of Directors.  The Company shall bear the reasonable costs of the Representative incurred in connection with attendance of or participation in such meetings.

ARTICLE II
TRANSFER RESTRICTIONS AND RIGHTS

Section 2.1.                                   Restrictions on Transfer.

(a)                                  Until the first to occur of an initial Public Offering and the second anniversary of the Closing Date, no Stockholder other than the Purchaser or a Sub-Debt Warrantholder may sell, transfer, pledge, encumber or otherwise dispose of any Covered Security to any Person except as follows:

(i)                                     to any Family Member of such Stockholder, provided that such Family Member (A) becomes a party to this Agreement and (B) delivers to the Company and the Purchaser (1) written evidence, reasonably satisfactory to the Company, or if reasonably requested by the Company, an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to the Company and the Purchaser, in each case to the effect that the transfer is not a Prohibited Transfer, and (2) a certificate of the transferor and the transferee, to the effect that the transferee is a Family Member of the transferor;

(ii)                                  to the Company, the Purchaser or any Affiliate or designee of the Purchaser (pursuant to Section 2.3 or otherwise);

(iii)                               pursuant to Section 2.2, Section 2.4, Section 2.5 or Section 2.9;

(iv)                              pursuant to Sections 3.1, 3.2 and 3.3 of the Registration Rights Agreement;

(v)                                 in the case of any Stockholder of the Company holding shares of Common Stock on the date hereof, with the consent of the Company, (A) not to be unreasonably withheld in the event the proposed transferee engages in any business conducted at the time of the transfer by NCP Partnership or Childs, and otherwise, (B) not to be withheld unless (x) the proposed transferee engages in any business conducted at the time of the transfer by the Company or its Subsidiaries or by any of the operating companies then owned or controlled, directly or indirectly, by NCP Partnership or Childs or any of their respective Affiliates, or (y) ownership of Common Stock by the proposed transferee could in the reasonable judgment of the Purchaser based on past commercial relationships of the proposed transferee (which will be set forth in writing and delivered to the transferring Stockholders), unreasonably interfere with the conduct of the business of the Company or have an adverse effect on the Purchaser’s investment in the Company; or

(b)                                 Until the first to occur of an initial Public Offering and the second anniversary of the Closing Date, no Sub-Debt Warrantholder may sell, transfer, pledge, encumber or otherwise dispose of any Covered Security to any Person, except for any transfer (x) by a Sub-Debt Warrantholder to the Company, the Purchaser or any Affiliate of the Purchaser or of such Sub-Debt Warrantholder, (y) of Warrants by a Sub-Debt Warrantholder in connection with a transfer of indebtedness issued by the Company to such Sub-Debt Warrantholder pursuant to the Senior Subordinated Loan Agreement, or (z) pursuant to Section 2.2, 2.4 or 2.5 of this Agreement or pursuant to Section 3.1, 3.2 or 3.3 of the Registration Rights Agreement.

(c)                                  The Purchaser and, from and after the second anniversary of the Closing Date but before an initial Public Offering, any other Stockholder, may sell, transfer, pledge, encumber or otherwise dispose of any Covered Securities to any Person, provided that such transfer is in compliance with (i) in the case of any Stockholder (other than the Purchaser or any of their respective Affiliates that are parties to this Agreement and other than any Sub-Debt Warrantholder that is transferring Warrants in connection with a transfer of indebtedness issued by the Company to such Sub-Debt Warrantholder pursuant to the Senior Subordinated Loan Agreement), the right of first offer or first refusal provided in Section 2.3, and (ii) in the case of the  Purchaser, Section 2.4 (if applicable).

(d)                                 Notwithstanding any provision in this Agreement to the contrary, any sale, transfer, pledge, encumbrance or other disposition (collectively, a “transfer”) of a Covered Security permitted under Sections 2.1(a), (b) and (c) and 2.2 of this Agreement shall be void and of no effect unless (i) it is in compliance with applicable Law and the terms of such securities and (ii)  in each such case the transferee (x) becomes a party to this Agreement and (y) delivers written evidence, reasonably satisfactory to the Company or, if reasonably requested by the Company an opinion of counsel to the Company and the Purchaser, which opinion and counsel shall be reasonably satisfactory to the Company and the Purchaser, in each case to the effect that the transfer is not a Prohibited Transfer, and (iii) in the case of a transfer by any Stockholder other than the Purchaser, that such sale, transfer, pledge, encumbrance or other disposition would not cause the Rollover Stockholders to hold, in the aggregate, an amount of Available Common Stock that is less than the Recapitalization Threshold.

(e)                                  Each Stockholder shall give the Company and the Purchaser at least 15 days prior notice of any proposed Permitted Transfer and prompt notice of any completed transfer of any Covered Security.

(f)                                    Notwithstanding the foregoing provisions of this Section 2.1, no Stockholder may sell, transfer, pledge, encumber or otherwise dispose of any Escrowed Shares.

(g)                                 Notwithstanding the foregoing provisions of Section 2.1, no Rollover Optionholder or Subsequent Management Stockholder may sell, transfer, pledge, assign or otherwise alienate or hypothecate, other than by will or by the laws of descent and distribution, any Rollover Options or Exercise Shares; provided that a Rollover Optionholder or Subsequent Management Stockholder who is an Employee may transfer Rollover Options or Exercise Shares (x) pursuant to Section 2.10 and (y) for no consideration to a Permitted Transferee so long as such Permitted Transferee (A) becomes a party to this Agreement and any other agreement between the Rollover Optionholder or Subsequent Management Stockholder, as the case may be, and the Company, and (B) delivers to the Company and the Purchaser (1) written evidence, reasonably satisfactory to the Company, or if reasonably requested by the Company, an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to the Company and the Purchaser, in each case to the effect that the transfer is not a Prohibited Transfer, and (2) a certificate of the transferor and the transferee, to the effect that the transferee is a Permitted Transferee of the transferor.  Each Rollover Optionholder or Subsequent Management Stockholder, as the case may be, shall give the Company and the Purchaser at least 30 days prior written notice of any proposed transfer and prompt written notice of any completed transfer of any Rollover Option or Exercise Shares, in each case pursuant to this Section 2.1(g).  Notwithstanding the foregoing provisions of this Section 2.1(g), in the event that an Exit Event (as defined in the Recapitalization Agreement) has been consummated, the provisions of this Section 2.1(g) shall terminate and cease to have further effect.

Section 2.2.                                   Subsequent Dispositions.  Following an initial Public Offering, any Stockholder may sell, transfer, pledge, encumber or otherwise dispose of Covered Securities (except for the Escrowed Shares) to any Person, provided that such sale, transfer, pledge, encumbrance or other disposition shall comply with the requirements of Section 2.1(d) and, provided further that, except with respect to a transfer of the type described in Section 2.1(a)(i), 2.1(a)(ii) or 2.1(a)(iv), the transferor must deliver to the Company and the Purchaser an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to the Company and the Purchaser, to the effect that such transfer is not required to be registered under the Securities Act.

Section 2.3.                                   Rights of First Offer and First Refusal.

(a)                                  Right of First Offer.  Prior to the earlier of an initial Public Offering and the second anniversary of the Closing Date, if a Stockholder other than the Purchaser (a “Selling Holder”) desires to make a Permitted Transfer pursuant to Section 2.1(a)(v) of all or any part of the Covered Securities (except for the Escrowed Shares) owned by such Selling Holder, such Selling Holder shall give notice (the “Notice of Offer”) in writing to the Board of Directors and to the Purchaser (i) designating the number of Covered Securities that such Selling Holder proposes to sell (the “Offered Shares”), and (ii) specifying the price (the “Offer Price”) and terms (the “Offer Terms”) upon which such Selling Holder desires to sell the same.  During the 15 Business Day period following receipt of such notice by the Company and the Purchaser (the “Refusal Period”), such Selling Holder shall not be permitted to sell the Offered Shares.  During the first seven Business Days of the Refusal Period, the Company shall have the right to purchase from the Selling Holder at the Offer Price and on the Offer Terms all, but not less than all, of the Offered Shares.  If the Company shall not have exercised such right after seven Business Days, the Purchaser or any Affiliate or designee of the Purchaser, including any pooled investment vehicle organized by the managing member of the NCP Partnership or Childs or any of their respective Affiliates, shall have the same right of first offer for the remainder of the Refusal Period.  The rights provided hereunder shall be exercised by written notice to the Selling Holder and the Company or the Purchaser, as the case may be, given at any time during the Refusal Period.  If such right is exercised, the Company, the Purchaser (or its Affiliate or designee) or Childs (or their respective Affiliates), as the case may be, shall deliver to the Selling Holder payment of the Offer Price in accordance with the Offer Terms, against delivery of appropriately endorsed certificates or other instruments representing the Offered Shares, provided that the Company, the Purchaser and Childs (and their respective Affiliates) shall not be required to consummate such purchase fewer than 30 Business Days from the date of acceptance of the offer.  If the Company, the Purchaser and Childs (and their respective Affiliates) fail to exercise their right of first offer for the Offered Shares during the Refusal Period or fail to consummate the purchase in accordance with the foregoing sentence, the Selling Holder shall have the right to sell the Offered Shares at a price and on terms no less favorable to the Selling Holder than the Offer Price and the Offer Terms, respectively, in accordance with the terms of Section 2.1(a)(v) for a period of 60 days following the end of the Refusal Period, at which point the Selling Holder must give a new Notice of Offer.

(b)                                 Right of First Refusal.  Subject to Section 2.1(c), following the second anniversary of the Closing Date, provided that an initial Public Offering shall not have occurred,  if a Selling Holder desires to make a Permitted Transfer pursuant to Section 2.1(c) following an offer (which offer must be in writing, be irrevocable by its terms for at least 15 Business Days and be a bona fide offer) from any prospective purchaser to purchase all or any part of the Covered Securities (except for the Escrowed Shares) owned by such Selling Holder, such Selling Holder shall give a Notice of Offer in writing to the Board of Directors and to the Purchaser (i) designating the number of Offered Shares, (ii) specifying the Offer Price and the Offer Terms, and (iii) naming the prospective purchaser thereof (the “Potential Purchaser”).  Such Selling Holder shall not be permitted to accept such offer, but may submit a new Notice of Offer in respect of any revised offer in accordance with and subject to this Section 2.3(b).  During the first seven Business Days of the Refusal Period, the Company shall have the right to purchase from the Selling Holder at the Offer Price and on the Offer Terms all, but not less than all, of the Offered Shares.  If the Company shall not have exercised such right after seven Business Days, the Purchaser or any Affiliate or designee of the Purchaser, including any pooled investment vehicle organized by the managing member of the NCP Partnership or Childs or any of their respective Affiliates shall have the same right of first refusal for the remainder of the Refusal Period.  The rights provided hereunder shall be exercised by written notice to the Selling Holder and the Company or the Purchaser, as the case may be, given at any time during the Refusal Period.  If such right is exercised, the Company, the Purchaser or Childs (or any of their respective Affiliates), as the case may be, shall deliver to the Selling Holder payment of the Offer Price in accordance with the Offer Terms, against delivery of appropriately endorsed certificates or other instruments representing the Offered Shares, provided that the Company, the Purchaser and Childs (and their respective Affiliates) shall not be required to consummate such purchase fewer than 30 Business Days from the date of acceptance of the offer.  If the Company, the Purchaser and Childs (and their respective Affiliates or designees) fail to exercise their right of first refusal for the Offered Shares during the Refusal Period or fail to consummate the purchase in accordance with the foregoing sentence, the Selling Holder may sell to the Potential Purchaser the Offered Shares at the Offer Price and on the Offer Terms in accordance with the terms of Sections 2.1(c), for a period of 60 days following the end of the Refusal Period, at which point the Selling Holder must give a new Notice of Offer.

Section 2.4.                                   Tag-Along Rights.  If the Purchaser desires to make a Permitted Transfer pursuant to Section 2.1(c) prior to a Public Offering, which transfer is (i) individually or in the aggregate, taken together with all prior Permitted Transfers made by the Purchaser, in excess of 10% of the maximum amount of Covered Securities ever owned in the aggregate by the Purchaser and its Affiliates (the “Tag-Along Minimum”), and (ii) to a Person other than an Affiliate of the NCP Partnership or Childs (other than the Company or any of its Subsidiaries) following an offer (which offer must be in writing, be irrevocable by its terms for at least 15 Business Days and be a bona fide offer) from any prospective purchaser to purchase all or any part of the Covered Securities owned by the Purchaser, the Purchaser shall give a Notice of Offer in writing to the Board of Directors and the other Stockholders (i) designating the number of Offered Shares, (ii) naming the Potential Purchaser and (iii) specifying the Offer Price and Offer Terms.  During the 15 Business Day period following receipt of such notice by the Company and the other Stockholders, the other Stockholders shall have the right (a “Tag-Along Right”), exercised by delivery of a written notice to the Purchaser and the

Company, to participate in such sale to the Potential Purchaser (which right to participate in such sale, in the case of any Warrants held by any Sub-Debt Warrantholders, shall be for the sale of the Warrants Shares issuable upon exercise of such Warrants, which, at the request of the Purchaser, shall be exercised immediately prior to the consummation of such Permitted Transfer), at the Offer Price and on the Offer Terms on a pro rata basis determined by multiplying the number of Offered Shares by the quotient obtained by dividing (A) the number of Covered Securities (excluding Surviving Corporation Stock Options and Escrow Shares) then held by each Stockholder so electing to sell (each such Person, an “Accepting Stockholder”) by (B) the aggregate number of Covered Securities (excluding Surviving Corporation Stock Options and Escrowed Shares) then held by all of the Accepting Stockholders and the Purchaser.  If the Tag-Along Right shall not have been exercised prior to the expiration of the 15-Business Day period, then at any time during the 90 days following the expiration of the 15-Business Day period, subject to extension for not more than an additional 60 days to the extent reasonably required to comply with applicable Laws in connection with such sale, the Purchaser may sell the Offered Shares to the Potential Purchaser at the Offer Price and on the Offer Terms.  Upon receipt of a Notice of Offer, the Company will provide the Purchaser with a current list of holders of Covered Securities and their addresses.

Section 2.5.                                   Drag-Along Rights.

(a)                                  Drag-Along Notice.  If the Purchaser intends to effect a sale (a “Drag-Along Sale”) of all or substantially all of its shares of Common Stock to a non-Affiliate third party (a “Drag-Along Buyer”) prior to an initial Public Offering and elects to exercise its rights under this Section 2.5, the Purchaser shall deliver written notice (a “Drag-Along Notice”) to the Company and the other Stockholders, which notice shall (i) (w) state that the Purchaser wishes to exercise its rights under this Section 2.5 with respect to such transfer, (x) state the name and address of the Drag-Along Buyer, (y) state the per share amount and form of consideration the Purchaser proposes to receive for its shares of Common Stock and (z) be accompanied by copies of drafts of purchase and sale documentation setting forth the terms and conditions of payment of such consideration and all other material terms and conditions of such transfer (the “Drag-Along Purchase Agreement”), (ii) contain an offer (the “Drag-Along Offer”) by the Drag-Along Buyer to purchase from the other Stockholders a percentage of their Covered Securities (excluding Surviving Corporation Stock Options and Escrowed Shares) (which right to participate in such sale, in the case of any Warrants held by any Sub-Debt Warrantholders, shall be for the sale of Warrant Shares issuable upon exercise of such Warrants, which, at the request of the Purchaser, shall be exercised immediately prior to the time such Warrant Shares are to be delivered to the Purchaser pursuant to Section 2.5(b)), equal to the percentage of the shares of Common Stock owned by the Purchaser that are to be sold to the Drag-Along Buyer (such percentage, the “Applicable Percentage”), on and subject to the same terms and conditions and (iii) state the anticipated time and place of the closing of such transfer (a “Drag-Along Closing”), which (subject to such terms and conditions) shall occur not fewer than 15 days nor more than 90 days after the date such Drag-Along Notice is delivered, provided that if such Drag-Along Closing shall not occur prior to the expiration of such 90-day period, the Purchaser shall be entitled to deliver another Drag-Along Notice with respect to such Drag-Along Offer.  Upon request of the Purchaser, the Company shall provide the Purchaser with a current list of the names and addresses of the other Stockholders.

(b)                                 Conditions to Drag-Along.  Upon delivery of a Drag-Along Notice, each of the other Stockholders shall transfer the Applicable Percentage of its Covered Securities (excluding Surviving Corporation Stock Options and Escrowed Shares) pursuant to the Drag-Along Offer, as such offer may be modified from time to time, provided that the Purchaser transfers the Covered Securities (excluding Surviving Corporation Stock Options and Escrowed Shares) to the Drag-Along Buyer at the Drag-Along Closing and that held by the Purchaser and the other Stockholders are sold to the Drag-Along Buyer on and subject to the same terms and conditions.  Within five Business Days prior to the closing contemplated by the Drag-Along Notice, each of the other Stockholders shall (i) deliver to the Purchaser certificates representing such Stockholder’s Covered Securities (including Warrant Shares, as applicable), duly endorsed for transfer or accompanied by duly executed stock powers, (ii) execute and deliver a purchase and sale agreement substantially in the form of the Drag-Along Purchase Agreement (provided that such Stockholder shall be required only to make representations, warranties, covenants and indemnities as to itself and to the title of the Covered Securities and shall be liable severally, and not jointly, for any liability thereunder) and otherwise in accordance with the terms of this Section 2.5, and (iii) waive any appraisal, dissenter’s or similar rights that such Stockholder may have in connection with such transaction, and to take such actions as the Purchaser may reasonably deem necessary or appropriate to effect the sale and transfer of the Covered Securities (including Warrant Shares, as applicable) to the Drag-Along Buyer, upon receipt of the purchase price therefor set forth in the Drag-Along Notice at the Drag-Along Closing, free and clear of all Liens, options and voting agreements of whatever nature, together with all other documents delivered with such Notice and required to be executed in connection with the sale thereof pursuant to the Drag-Along Offer.  The Purchaser shall hold such shares and other documents in trust for such other Stockholder for release against payment to such Stockholder of such Stockholder’s net proceeds in accordance with the contemplated transaction.  If, within 10 days after delivery to the Purchaser, the Purchaser has not completed the sale of the shares of Common Stock to the Drag-Along Buyer and another Drag-Along Notice with respect to such Drag-Along Offer has not been sent to the other Stockholders, the Purchaser shall return to each other Stockholder all certificates representing the shares and all other documents that such other Stockholder delivered in connection with such sale; provided that, if, within 10 days after delivery to the other Stockholders of any such subsequent Drag-Along Notice with respect to such Drag-Along Offer, the Purchaser has not completed the sale of the shares of Common Stock to the Drag-Along Buyer, the Purchaser shall return to each other Stockholder all certificates representing the shares and all other documents that such other Stockholder delivered in connection with such sale.  Promptly after the Drag-Along Closing, the Purchaser shall furnish such other evidence of the completion and time of completion of such sale and the terms thereof as may reasonably be requested by any of the other Stockholders.

Section 2.6.                                   Certain Rights

(a)                                  Right to Participate.  Prior to an initial Public Offering, the Company agrees that it will not sell or issue: (a) any shares of capital stock of the Company, (b) securities convertible into or exercisable or exchangeable for capital stock of the Company or (c) options, warrants or rights carrying any rights to purchase capital stock of the Company, unless the Company first submits a written notice to each Sub-Debt Warrantholder identifying the terms of the proposed sale (including price, number or aggregate principal amount of securities and all other material terms), and offers to each Sub-Debt Warrantholder the opportunity to purchase its Pro Rata Allotment (as hereinafter redefined) of the securities on terms and conditions, including price, not less favorable than those on which the Company proposes to sell such securities to a third party or parties.  The Company’s offer pursuant to this Section 2.6(a) shall remain open and irrevocable for a period of thirty (30) days following receipt by the Sub-Debt Warrantholders of such written notice.

(b)                                 Investor Acceptance.  Each Sub-Debt Warrantholder may elect to purchase the securities so offered by giving written notice thereof to the Company within such 30-day period, including in such written notice the maximum number of shares of capital stock or other securities of the Company that such Sub-Debt Warrantholder wishes to purchase, including the number of such shares it would purchase if one or more other Sub-Debt Warrantholders do not elect to purchase their respective Pro Rata Allotments.

(c)                                  Calculation of Pro Rata Allotment.  For purposes of this Section, “Pro Rata Allotment” of such securities shall be based on the ratio which the aggregate number of Warrant Shares and Common Stock issuable upon exercise of the then outstanding Warrants, in each case owned by such Sub-Debt Warrantholders bears to all of the issued and outstanding Covered Securities as of the date of such written offer.

(d)                                 Sale to Third Party.  Any securities so offered that are not purchased by the Sub-Debt Warrantholders pursuant to the offer set forth in Section 2.6(a) above, may be sold by the Company, but only on terms and conditions not more favorable than those set forth in the notice to such Sub-Debt Warrantholders, at any time within ninety (90) calendar days following the termination of the above-referenced 30-day period.

(e)                                  Exceptions to Pre-emptive Rights.  Notwithstanding the foregoing, the right to purchase granted under this Section 2.6 shall be inapplicable with respect to: (i) the issuance or sale of shares of Common Stock (as appropriately adjusted for any stock split, combination, reorganization, recapitalization, reclassification, stock distribution, stock dividend or similar event) issued or issuable in connection with, or upon the exercise of, options or other awards granted or to be granted to employees, officers or directors of the Company pursuant to the Plan, including shares of Common stock issued in replacement of shares of such Common Stock, to the extent permitted under the Plan; (ii) securities issued as a result of any stock split, stock dividend, reclassification or reorganization or similar event with respect to Shares; (iii) the issuance or sale of any securities contemplated in Section 2.6(a) (A) to any seller that is not an Affiliate of the Company in consideration for the acquisition of another business enterprise or the assets of another business enterprise in the fitness, health or spa industry, (B) in connection with the sale of any investment by a strategic investor, or (C) the sale of any units or other hybrid securities to any purchaser that is not an Affiliate of the Company in exchange for aggregate consideration of at least equal to their fair market value and (iv) the issuance or sale of shares of Common Stock upon conversion of any convertible securities of the Company or the exercise of options not issued in violation of Section 2.6.

(f)                                    Assignment of Rights.  Each Sub-Debt Warrantholder shall have the right to assign and transfer such Sub-Debt Warrantholder’s right to accept any particular offer under Section 2.6 hereof (separate and apart from its Covered Securities) to any private investment vehicle formed after the date such Sub-Debt Warrantholder was formed that is under common control with, and has a similar investment purpose as, such Sub-Debt Warrantholder, and any such transferee shall be deemed within the definition of a “Sub-Debt Warrantholder” for purposes of this Section 2.6 and shall become a party to this Agreement by executing Schedule III hereto.

Section 2.7.                                   Certain Remedies.  Each Stockholder acknowledges that the other Stockholders and the Company would be irreparably damaged in the event of a breach or a threatened breach by such Stockholder of any of its obligations under this Article II and each Stockholder agrees that, in the event of a breach or a threatened breach by such  Stockholder of any such obligation, the other Stockholders and the Company shall, in addition to any other rights and remedies available to it in respect of such breach, be entitled to an injunction from a court of competent jurisdiction (without any requirement to post bond) granting it specific performance by such Stockholder of its obligations under this Article II.  In the event that any Stockholder or the Company shall file suit to enforce the covenants contained in this Article II (or obtain any other remedy in respect of any breach thereof), the prevailing party in the suit shall be entitled to recover, in addition to all other damages to which it may be entitled, the costs incurred by such party in conducting the suit, including reasonable attorney’s fees and expenses.

Section 2.8.                                   Assignment of the Purchaser’s Rights.  The Purchaser may at its option designate any Affiliate of the Purchaser to exercise any of its rights under this Article II, provided that no such assignment shall relieve the Purchaser of any of its obligations hereunder.

Section 2.9.                                   Certain Purchase and Sale Rights.

(a)                                  Immediately after the distribution of any Escrowed Shares pursuant to Section 2.11(i) of the Recapitalization Agreement, the Purchaser shall purchase from the Rollover Stockholders, and the Rollover Stockholders shall sell to the Purchaser, the Released Shares owned by the Stockholders at a per share price equal to the Value Per Share.

(b)                                 The closing of the purchase and sale of the Released Shares shall take place immediately after the distribution of Escrowed Shares pursuant to the determination of the Final 2000 Adjusted EBITDA.  At such closing, each Rollover Stockholder shall deliver to the Purchaser, in exchange for the payment in immediately available funds by the Purchaser of the purchase price in respect of each Released Share owned by such Rollover Stockholder, the certificate or certificates representing the Released Shares free and clear of all liens.

(c)                                  “Released Shares” means the maximum number of Escrowed Shares distributed to the Rollover Stockholders after the distribution of Escrowed Shares pursuant to the Final 2000 Adjusted EBITDA according to Section 2.11(i) of the Recapitalization Agreement that can be purchased without causing the Rollover Stockholders to hold, in the aggregate, an amount of Available Common Stock that is less than the Recapitalization Threshold.

Section 2.10.                             Purchase of Rollover Options and Rollover Exercise Shares.

(a)                                  If a Rollover Optionholder’s active employment with the Company or any Subsidiary thereof that employs the Rollover Optionholder is, or has been, terminated for any reason or, in the case of Paul Boardman, his employment with Eclipse Development Corporation (“Eclipse”) is terminated or the Company’s business relationship with Eclipse is terminated, in each case, for any reason, the Company shall have the option to purchase all or any portion of the Rollover Options or the Rollover Exercise Shares then held by the Rollover Optionholder (or, in the case of his or her death, his or her estate) and shall have 90 days from the date of such termination (such 90-day period, the “First Option Period”) during which to give notice in writing to the Rollover Optionholder (or his estate) of its election to exercise or not to exercise such option, in whole or in part.  The Company hereby undertakes to use reasonable efforts to act as promptly as practicable following such termination to make such election.  If the

Company fails to give notice that it intends to exercise such option within the First Option Period or the Company gives notice that it does not intend to exercise such option or that it intends to exercise such option with respect to only a portion of the Rollover Options or the Rollover Exercise Shares, as the case may be, then NCP-EH shall have the right to purchase any or all of the Rollover Options or the Rollover Exercise Shares, as the case may be, then held by the Rollover Optionholder (or his or her estate) that will not be purchased by the Company, and shall have until the expiration of the earlier of (x) 90 days following the end of the First Option Period or (y) 90 days from the date of receipt by NCP-EH of written notice from the Company indicating whether it will exercise its option to purchase any of the Rollover Options or the Rollover Exercise Shares, as the case may be (such 90-day period being hereinafter referred to as the “Second Option Period”), to give notice in writing to the Rollover Optionholder (or his or her estate) of NCP-EH’s exercise of its option, in whole or in part.  If the options of the Company and NCP-EH to purchase the Rollover Options or the Rollover Exercise Shares, as the case may be, pursuant to this Section 2.10(a) are not exercised with respect to all of the Rollover Options or the Rollover Exercise Shares, as the case may be, as provided herein (other than as a result of Section 2.10(e) hereof), the Rollover Optionholder (or his or her estate) shall be entitled to retain the Rollover Options or the Rollover Exercise Shares, as the case may be, as to which the right is not exercised, subject to (as applicable) all of the provisions of this Agreement, the Equinox Holdings, Inc. 1998 Stock Option Plan (the “Old Option Plan”) (except clauses (ii) and (iii) of Section 7(b) thereof) and any other agreement between the Rollover Optionholder and the Company with respect to the Rollover Options or the Rollover Exercise Shares, as the case may be (except for the provisions relating to termination of employment therein), which shall be of no force and effect for this purpose.  All purchases pursuant to this Section 2.10(a) by the Company shall be for a purchase price and in the manner prescribed by Section 2.10(d) hereof.

(b)                                 Notice of Termination.  The Company or the Subsidiary thereof that employs the Rollover Optionholder (excluding, for purposes of this Section 2.10(b), Paul Boardman) shall give written notice of any termination of the Rollover Optionholder’s active employment with each of the Company and any Subsidiary thereof that employs the Rollover Optionholder to NCP-EH, except that if such termination (if other than as a result of death) is by the Rollover Optionholder, the Rollover Optionholder shall give written notice of such termination to the Company and the Company shall give written notice of such termination to NCP-EH.  In the event that the Company’s relationship with Eclipse is terminated for any reason, the Company shall give written notice to NCP-EH.

(c)                                  Exit Event.  In the event that an initial Public Offering has been consummated, the Company and NCP-EH shall not have any rights to purchase the Rollover Options pursuant to this Section 2.10 and this Section 2.10 shall not apply in connection with an initial Public Offering.

(d)                                 Determination of the Purchase Price; Manner of Payment.

(i)                                     Purchase Price.  For the purposes of any purchase of the Rollover Options pursuant to Section 2.10(a), and subject to Section 2.10(e), the purchase price per share of Common Stock covered by the Rollover Options to be paid to the Rollover Optionholder (or his or her estate) for each share covered by the Rollover Options (the “Purchase Price”) shall be equal to the excess, if any, of (w) fair market value (the “Fair Market Value”) of such share of Common Stock as of the effective date of the termination, that gives rise to the right of the Company to repurchase such Rollover Options (such date of termination, the “Determination Date”), over (x) the exercise price per share of Common Stock covered by the Rollover Options; provided that if the Rollover Optionholder’s employment is terminated by the Company or any Subsidiary thereof for Cause or in the case of Paul Boardman, his employment with Eclipse is terminated for Cause or the Company terminates its business relationship with Eclipse for Cause, the Purchase Price for each such share covered by the Rollover Options shall be equal to the excess, if any, of (y) the lesser of (A) the Fair Market Value of such share of Common Stock as of the Determination Date, and (B) the Value Per Share, over (z) the exercise price per share of Common Stock covered by the Rollover Options.  For the purposes of any purchase of the Rollover Exercise Shares pursuant to Section 2.10(a), and subject to Section 2.10(e), the Purchase Price per share of Common Stock to be paid to the Rollover Optionholder (or his or her estate) for each Rollover Exercise Share (the “Purchase Price”) shall equal the Fair Market Value of such Rollover Exercise Share as of the Determination Date; provided that if the Rollover Optionholder’s employment or such business relationship is terminated by the Company or any Subsidiary thereof for Cause, or, in the case of Paul Boardman, his employment with Eclipse is terminated for Cause or the Company terminates its business relationship with Eclipse for Cause, the Purchase Price for such Rollover Exercise Share shall equal the lesser of (A) the Fair Market Value of such Rollover Exercise Share as of the effective date of termination of Purchaser’s employment and (B) the Value Per Share.  Whenever determination of the Fair Market Value of a share of Common Stock is required by this Section 2.10, such Fair Market Value shall be such amount as is determined in good faith by the Board.  In making a determination of Fair Market Value, the Board shall give due consideration to such factors as it deems appropriate, including, without limitation, the earnings and certain other financial and operating information of the Company and its Subsidiaries in recent periods, the potential value of the Company and its Subsidiaries as a whole, the future prospects of the Company and its Subsidiaries and the industries in which they compete, the history and management of the Company and its Subsidiaries, the general condition of the securities markets, the fair market value of securities of companies engaged in businesses similar to those of the Company and its Subsidiaries.  The determination of Fair Market Value will not give effect to any restrictions on transfer of the Common Stock or the fact that such Common Stock would represent a minority interest in the Company.  The Fair Market Value as determined in good faith by the Board and in the absence of fraud shall be binding and conclusive upon all parties hereto.

(ii)                                  Closing of Purchase; Payment of Purchase Price.  Subject to Section 2.10(e), the closing of a purchase pursuant to Section 2.10(a) shall take place at the principal office of the Company on the tenth business day following the receipt by the Rollover Optionholder (or his or her estate) of the notice of the Company and/or NCP-EH of its exercise of its option to purchase any of the Rollover Options or the Rollover Exercise Shares, as the case may be, pursuant to Section 2.10(a).  At the closing, (x) the Company and/or NCP-EH, as the case may be, shall pay to the Rollover Optionholder (or his or her estate) an amount equal to the Purchase Price and (y) the Rollover Optionholder (or his or her estate) shall deliver to the Company such certificates or other instruments representing the Rollover Options or the Rollover Exercise Shares, as the case may be, so purchased, appropriately endorsed by the Rollover Optionholder (or his or her estate), as the Company may reasonably require.

(e)                                  Certain Restrictions on Purchases of Rollover Options.

(i)                                     Financing Agreements, etc.  Notwithstanding any other provision of this Section 2.10, the Company shall not be obligated or permitted to pay the purchase price for any Rollover Options or Rollover Exercise Shares, as the case may be, that the Company may elect to purchase from the Rollover Optionholder pursuant to Section 2.10(a) if (x) the payment of such purchase price would result in a violation of the terms or provisions of, or a default or an event of default under, any financing or security agreement or document entered into by the Company or any of its Subsidiaries on the date hereof, any refunding thereof, or in connection with the operations of the Company or the Subsidiaries from time to time (such agreements and documents, as each may be amended, modified or supplemented from time to time, are referred to herein as the “Financing Agreements”), in each case as the same may be amended, modified or supplemented from time to time, (y) the payment of such purchase price would violate any of the terms or provisions of the Certificate of Incorporation of the Company or (z) the Company has no funds legally available therefor under the General Corporation Law of the State of Delaware.

(ii)                                  Delay of Purchase.  In the event that the payment of the purchase price for any Rollover Options or the Rollover Exercise Shares, as the case may be, by the Company otherwise permitted under Section 2.10(a) is prevented solely by the terms of Section 2.10(e)(i), (x) the payment of such purchase price will be postponed and will be made without the application of further conditions or impediments (other than as set forth in Section 2.10(a) hereof or in this Section 2.10(e)) at the first opportunity thereafter when the Company has funds legally available therefor and when the payment of such purchase price will not result in any default, event of default or violation under any of the Financing Agreements or in a violation of any term or provision of the Certificate of Incorporation of the Company and (y) the Rollover Optionholder’s right to receive payment of such purchase price shall rank against other similar rights with respect to shares of Common Stock or options in respect thereof according to priority in time of the effective date of the event giving rise to any such right, provided that any such right as to which a common date determines priority shall be of equal priority and shall share pro rata in any purchase payments made pursuant to clause (x) above.

(iii)                               Purchase Price Adjustment.  In the event that a repurchase of Rollover Options or Rollover Exercise Shares, as the case may be, from the Rollover Optionholder is delayed pursuant to this Section 2.10(e), the purchase price per share of Common Stock covered by the Rollover Options or Rollover Exercise Shares, as the case may be, when the repurchase of such Rollover Options or Rollover Exercise Shares, as the case may be, eventually takes place as contemplated by Section 2.10(e)(ii) shall equal the sum of (x) the Purchase Price determined in accordance with Section 2.10(d) hereof at the time that the repurchase of such Rollover Options or Rollover Exercise Shares, as the case may be, would have occurred but for the operation of this Section 2.10(e), plus (y) an amount equal to interest on such Purchase Price for the period from the date on which the completion of the repurchase would have taken place but for the operation of this Section 2.10(e) to the date on which such repurchase actually takes place (the “Delay Period”) at a rate equal to the average annual cost to the Company of its and its Subsidiaries bank indebtedness obligations outstanding during the Delay Period or, if there are no such obligations outstanding, one percentage point greater than the average prime rate charged during such period by a nationally recognized bank designated by the Company.

ARTICLE III
DEFINITIONS

Section 3.1.                                   Certain Terms.  Whenever used in this Agreement (including in the Schedules), the following terms shall have the respective meanings given to them below or in the Sections indicated below:

Accepting Stockholder:  as defined in Section 2.4.

Affiliate:  of a Person means a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first Person, and with respect to a natural person shall include any child, stepchild, grandchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, and shall include adoptive relationships.  “Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

Agreement:  this Stockholders Agreement, including the Schedules hereto.

Ancillary Agreement:  as defined in the Recapitalization Agreement.

Applicable Percentage:  as defined in Section 2.5(a).

Available Common Stock:  the Common Stock outstanding immediately after the Closing (excluding the Escrowed Shares), outstanding Common Stock released from Escrow, Common Stock outstanding upon the exercise of any Rollover Option and  Common Stock issued or issuable upon exercise of the Warrants.

Board of Directors:  the board of directors of the Company.

Business Day:  a day other than a Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required to close.

Cause:  as defined in the Old Option Plan or option agreement evidencing the grant of Rollover Options, provided that in the event that the Rollover Optionholder is employed under an effective employment agreement (whether with the Company or Eclipse) on the date such Rollover Optionholder’s employment thereunder is terminated and such employment agreement contains a different definition of Cause, the definition of Cause contained in such employment agreement shall be substituted for the definition set forth above for purposes of this Agreement, provided further that, in the event of a termination of the Company’s business relationship with Eclipse if there is an effective separation agreement between the Company and Eclipse on the date such relationship is terminated, the definition of “Cause” contained in such separation agreement shall be substituted for the definition set forth above for purposes of this Agreement.

Certificate of Designation:  the Certificate of Designation of the 10% Cumulative Preferred Stock of the Company, dated December 15, 2000.

Childs:  J.W. Childs Equity Partners II, L.P., a Delaware limited partnership.

Closing:  the closing of the merger of NCP-EH Recapitalization Corp. with and into the Company and the issuance by the Company to the Purchaser of newly issued shares of the Company, as set forth in the Merger and Recapitalization Agreement.

Closing Date:  the date the Closing occurs.

Collaborative Group:  as defined in the speech, a transcript of which is attached hereto as Annex I, as such term may be redefined or modified by subsequent pronouncements by the SEC or its staff.

Common Stock:  the common stock, par value $.01 per share, of the Company.

Company:  as defined in the introduction of this Agreement.

Consulting Agreement:  the Consulting Agreement, dated as of the date hereof, among the Company, J.W. Childs Associates, L.P., J.W. Childs Advisors, L.P., and NCP in connection with the Closing under the Recapitalization Agreement.

Covered Security:  all of the shares of Common Stock, preferred stock or other equity interest in the Company, and any other security, option, warrant or other right that does or may allow the holder thereof to receive Common Stock or preferred stock or other equity interest, owned from time to time by any of the Stockholders.

Delay Period:                         as defined in Section 2.10(e)(iii).

Determination Date:  as defined in Section 2.10(d)(i).

Dividend Payment Date: as defined in the Certificate of Designation.

Drag-Along Buyer:  as defined in Section 2.5(a).

Drag-Along Closing:  as defined in Section 2.5(a).

Drag-Along Notice:  as defined in Section 2.5(a).

Drag-Along Offer:  as defined in Section 2.5(a).

Drag-Along Purchase Agreement:  as defined in Section 2.5(a).

Drag-Along Sale:  as defined in Section 2.5(a).

Eclipse:  as defined in Section 2.10(a).

Employee:  any officer or other key employee of, or consultant (who is a natural person) to the Company or any Subsidiary.

Escrowed Shares:  as defined in the Recapitalization Agreement, provided that once such shares are released from escrow in accordance with the terms of the Stock Escrow Agreement, such shares shall no longer be “Escrowed Shares” for purposes of this Agreement.

Exchange Act:  the Securities Exchange Act of 1934, as amended.

Exercise Shares:  Common Stock received upon exercise of any options granted pursuant to the Plan.

Exit Event:  as defined in the Recapitalization Agreement.

Fair Market Value:  as defined in Section 2.10(d)(i).

Family Member:  with respect to any Stockholder, (i) a spouse or any lineal ancestor or descendant, (ii) a brother or sister, (iii) a trust or trusts of which such family members are the sole beneficiaries or charitable remainder trusts in which such family members have an interest, (iv) a partnership or limited liability company in which such family members are the only partners or members, as the case may be, or (v) any Person (other than a natural person) Controlled by such Stockholder.

Financing Agreements:  as defined in Section 2.10(e)(i).

First Option Period:  as defined in Section 2.10(a).

Governmental Approvals:  any consent, approval, authorization, waiver, permit, concession, franchise, agreement, license, exemption or order of declaration or filing with or report or notice to any Governmental Authority.

Governmental Authority:  any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, any court, tribunal or arbitrator, and any self-regulatory organization.

Law:  all applicable provisions of all (a) constitutions, treaties, statutes, laws (including the common law), codes, rules, regulations, ordinances or orders of any Governmental Authority, (b) Governmental Approvals and (c) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any governmental authority.

Lien:  any mortgage, pledge, hypothecation, right of others, claim, security interest, encumbrance, lease, sublease, license, occupancy agreement, adverse claim or interest, easement, covenant, encroachment, burden, title defect, title retention agreement, voting trust agreement, interest, equity, option, lien, right of first refusal, charge or other restrictions or limitations of any nature whatsoever, including but not limited to such as may arise under any contracts.

Liquidation Preference:  as defined in the Certificate of Designation.

Management Director:  an executive officer or other employee of the Company, nominated to the Board by the Purchaser.

NCP:  North Castle Partners, L.L.C.

NCP Partnership:  North Castle Partners II, L.P.

Notice of Offer:  as defined in Section 2.3(a).

Offer Price:  as defined in Section 2.3(a).

Offer Terms:  as defined in Section 2.3(a).

Offered Securities:  as defined in Section 2.6.

Offered Shares:  as defined in Section 2.3(a).

Old Option Plan:  as defined in Section 2.10(a).

Permitted Transfer:  with respect to any Stockholder other than the Purchaser, a Sub-Debt Warrantholder, a Rollover Optionholder or Subsequent Management Stockholder, any transaction permitted pursuant to Section 2.1(a), (c) and (d); with respect to Purchaser, any transaction permitted pursuant to Section 2.1(c) and (d); with respect to a Rollover Optionholder or Subsequent Management Stockholder, any transaction permitted pursuant to Section 2.1(g); and with respect to a Sub-Debt Warrantholder, any transaction permitted pursuant to Section 2.1(b), (c) and (d).

Permitted Transferee:  with respect to any Rollover Optionholder or Subsequent Management Stockholder, a child, grandchild, parent, grandparent, spouse, sibling, a trust in which such persons have more than fifty percent of the beneficial interest, a foundation in which such persons (or the Rollover Optionholder or Subsequent Management Stockholder, as the case may be) control the management of assets, and any other entity in which such persons (or the Rollover Optionholder or Subsequent Management Stockholder, as the case may be) own more than fifty percent of the voting interests.

Person:  any natural person, firm, partnership, association, corporation, limited liability or other company, trust, business trust, governmental authority or other entity.

Plan:  means the Equinox Holdings, Inc. 2000 Stock Incentive Plan.

Potential Purchaser:  as defined in Section 2.3(b).

Preferred Stock:  as defined in the Certificate of Designation.

Preferred Stockholders:  the holders, from time to time, of the Company’s 10% Cumulative Preferred Stock, par value $0.01 per share.

Prohibited Transfer:  any transfer of a Covered Security to a Person which (a) may not be effected without registering the securities involved under the Securities Act of 1933, as amended, (b) would result in the assets of the Company constituting Plan Assets as such term is defined in the Department of Labor regulations promulgated under ERISA, (c) would cause the Company to be, be controlled by or under common control with an “investment company” for purposes of the Investment Company Act of 1940, as amended, (d) would require any securities of the Company to be registered under the Securities and Exchange Act of 1934, as amended or (e) is in violation of this Agreement.

Public Offering:  any underwritten sale of Common Stock to the public pursuant to an effective registration statement under the Securities Act where following such sale the Common Stock is registered under Section 12(b) of the Exchange Act.

Purchase Price:  as defined in Section 2.10(d)(i).

Purchaser:  as defined in the introduction to this Agreement.

Recapitalization Agreement:  as defined in the recitals to this Agreement.

Recapitalization Threshold:  7% of the Available Common Stock, provided that such percentage shall be calculated using a fraction, the numerator of which shall be the aggregate number of shares of Available Common Stock held by the Rollover Stockholders and persons outside the Collaborative Group and, provided further that if Ernst & Young (or such other accounting firm of national standing as may be designated by the Purchaser from time to time) advises the Purchaser in good faith, based on changes in law, regulation or pronouncements of the Securities and Exchange Commission or its staff or the American Institute of Certified Public Accountants after the date hereof, that such percentage (i) may be lowered without jeopardizing the applicability of recapitalization accounting to the transactions contemplated by the Recapitalization Agreement or (ii) should be raised to avoid jeopardizing the applicability of recapitalization accounting to the transactions contemplated by the Recapitalization Agreement, such lower or higher percentage as determined by Ernst & Young or such other accountant.

Refusal Period:  as defined in Section 2.3(a).

Representatives:  as to any Person, its accountants, counsel, consultants, officers, directors, employees, agents and other advisors and representatives.

Rollover Exercise Shares:  shares of Common Stock acquired on exercise of Rollover Options.

Rollover Optionholder:  as defined in the introduction to this Agreement.

Rollover Options:  the Surviving Corporation Stock Options issued pursuant to the Recapitalization Agreement.

Rollover Stockholder:  as defined in the introduction of this Agreement.

Second Option Period:  as defined in Section 2.10(a).

Securities Act:  the Securities Act of 1933, as amended.

Selling Holder:  as defined in Section 2.3(a).

Senior Subordinated Loan Agreement:  as defined in the introduction to this Agreement.

Stockholder:  as defined in the introduction to this Agreement.

Stockholders’ Representative:  as defined in the Recapitalization Agreement.

Sub-Debt Purchase Agreement:

Sub-Debt Warrantholders:  as defined in the introduction to this Agreement.

Subordinated Debt:

Subsequent Management Stockholder:  each Person who is, or becomes, a party to this Agreement pursuant to Section 4.14 hereof upon exercise of any option granted to such Person pursuant to the Plan.

Subsidiaries:  each corporation or other Person in which a Person owns or controls, directly or indirectly, capital stock or other equity interests representing more than 50% of the outstanding voting stock or other equity interests.

Surviving Corporation Stock Option:  as defined in the Recapitalization Agreement.

Tag-Along Right:  as defined in Section 2.4.

Value Per Share:  as defined in the Recapitalization Agreement.

Warrant Shares:  shares of Common Stock issued and outstanding upon exercise of a Warrant.

Warrants:  as defined in the introduction of this Agreement.

Section 3.2.                                   Construction.  Any reference in this Agreement to a statute shall be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder.

ARTICLE IV
MISCELLANEOUS

Section 4.1.                                   Termination.  This Agreement may be terminated at any time prior to the Closing Date if the Recapitalization Agreement is terminated pursuant to Article VIII thereof.

Section 4.2.                                   Post-Closing Termination.  Articles I and II and Section 4.14 of this Agreement, except for Sections 2.1(d) and 2.2 hereof, shall terminate on an initial Public Offering.

Section 4.3.                                   Effect of Termination.  In the event of the termination of this Agreement or certain provisions hereof, as the case may be, pursuant to the provisions of Section 4.1 or 4.2, this Agreement or such provisions, as the case may be, shall have no further effect, without any further liability to any Person in respect hereof or of the transactions contemplated hereby on the part of any party hereto, or any of its directors, officers, Representatives, stockholders or Affiliates, except for any liability resulting from such party’s breach of this Agreement.

Section 4.4.                                   Notices.  All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed, certified or registered mail with postage prepaid, (c) sent by next-day or overnight mail or delivery or (d) sent by telecopy or telegram, as follows:

(a)

if to the Purchaser:

NCP-EH, L.P.
c/o North Castle Partners, L.L.C.
60 Arch Street
Greenwich, Connecticut 06830
Fax: (203) 618-1860
Telephone: (203) 862-3200
Attention: Peter J. Shabecoff

and

c/o J.W. Childs Associates, L.P.
One Federal Street
Boston, MA 02110
Telephone: (617) 753-1100
Attention: Glenn A. Hopkins

with a copy to:

Debevoise & Plimpton
875 Third Avenue
New York, New York 10022
Fax: (212) 909-6836
Telephone: (212) 909-6000
Attention: Franci J. Blassberg, Esq.

and

Kaye, Scholer, Fierman, Hays & Handler, LLP
425 Park Avenue
New York, New York 10022
Fax: (212) 836-8689
Telephone: (212) 836-8000
Attention: Stephen C. Koval, Esq.

(b)

if to the Company:

Equinox Holdings, Inc.
895 Broadway
New York, NY 10003
Telephone: (212) 254-0437
Attention: Chief Executive Officer

with a copy to the Purchaser at the address listed above; and

(c)	if to the Rollover Stockholders or the Rollover Optionholders, as set forth in Schedule I or II, respectively with a copy to:

Cleary, Gottlieb, Steen & Hamilton
One Liberty Plaza
New York, NY 10006
Telephone: (212) 225-2000
Attention: Paul J. Shim, Esq.

(d)

if to the Sub-Debt Warrantholders:

Albion Alliance LLC
1345 Avenue of the Americas, 37th Floor
New York, NY 10105
Fax: (212) 969-6659
Attention: Andrew H. Steuerman

with a copy to:

Goodwin, Procter & Hoar LLP
Exchange Place
53 State Street
Boston, MA 02109
Fax: (617) 523-1231
Attention: Kevin M. Dennis, Esq.

or, in each case, at such other address as may be specified in writing to the other parties hereto.

All such notices, requests, demands, waivers and other communications shall be deemed to have been received (w) if by personal delivery on the day after such delivery, (x) if by certified or registered mail, on the seventh business day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered, (z) if by telecopy or telegram, on the next day following the day on which such telecopy or telegram was sent, provided that a copy is also sent by certified or registered mail.

Section 4.5.                                   Governing Law, etc.

(a)                                  This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the state of New York, without giving effect to the conflict of laws rules thereof to the extent that any such rules would require or permit the application of the laws of any other jurisdiction, except to the extent that the corporate law of the State of incorporation of the Company specifically and mandatorily applies.  Each party hereto hereby irrevocably submits to the jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located in the State, City and County of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby.  Each party hereto irrevocably agrees that all claims in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, or with respect to any such action or proceeding, shall be heard and determined in such a New York State or Federal court, and that such jurisdiction of such courts with respect thereto shall be exclusive, except solely to the extent that all such courts shall lawfully decline to exercise such jurisdiction.  Each party hereto hereby waives, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document or in respect of any such transaction, that it is not subject to such jurisdiction.  Each party hereto hereby waives, and agrees not to assert, to the maximum extent permitted by law, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document or in respect of any such transaction, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts.  Each party hereto hereby consents to and grants any such court jurisdiction over the person of such party and over the subject matter of any such dispute and agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 4.4 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

(b)                                 Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement, or the breach, termination or validity of this Agreement, or the transactions contemplated by this Agreement.  Each party certifies and acknowledges that (a) no Representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (b) each such party understands and has considered the implications of this waiver, (c) each such party makes this waiver voluntarily, and (d) each such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 4.5(b).

Section 4.6.                                   Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

Section 4.7.                                   Assignment.  Except as provided in Section 2.6(f), this Agreement shall not be assignable or otherwise transferable by any party hereto without the prior written consent of the other parties hereto, and any purported assignment or other transfer without such consent shall be void and unenforceable; provided that the Purchaser may assign this Agreement or any of its rights and obligations hereunder (including, without limitation, its rights under Articles I and II) to any Affiliate of the Purchaser or any other Person, or to any lender to the Purchaser, or any Subsidiary or Affiliate thereof as security for obligations to such lender, provided further, that no assignment to any such lender shall in any way affect the Purchaser’s or any such assignee’s obligations or liabilities under this Agreement.

Section 4.8.                                   No Third Party Beneficiaries.  Nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective heirs, successors and permitted assigns.

Section 4.9.                                   Amendment; Waivers, Etc.  No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed, by the holder or holders of a majority of the Available Common Stock, provided, however, that this Agreement may not be amended, modified or supplemented in a manner that discriminates against any group of Stockholders without the written consent of a majority of such group determined by number of shares.  Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time.  Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.  The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

Section 4.10.                             Entire Agreement.  This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

Section 4.11.                             Severability.  If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

Section 4.12.                             Headings.  The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

Section 4.13.                             Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

Section 4.14.                             Subsequent Stockholders.  Each of the parties hereto agrees that any Person who after the date of this Agreement acquires any shares of Common Stock, preferred stock or other equity interest in the Company, and any other security, option, warrant or other right that does or may allow the holder thereof to receive Common Stock or preferred stock or other equity interest (or any interest therein) shall become a party to this Agreement by executing Schedule III hereto.  The Company shall maintain a register of all parties to this Agreement which shall be available for review by any party hereto.  As contemplated by Section 2.1(d), any transfer of Covered Securities (or any interest therein) to a transferee required hereby to become a party to this Agreement shall be of no effect and shall be void ab initio unless such transferee becomes a party to this Agreement as provided in the first sentence of this Section 4.14.

Section 4.15.                             Release.

(a)                                  Each of the undersigned Stockholders hereby releases, remises, acquits and discharges the Company and its Affiliates, and their respective officers, directors, shareholders, agents, employees, consultants, independent contractors, attorneys, advisors, successors and assigns, jointly and severally, from any and all claims, known or unknown, and however denominated, which such Stockholder, its successors or assigns has or may have against any such releasees and any and all liability such releasees may have to such Stockholder, in each case based on any or all facts, events or circumstances existing prior to the Closing Date, arising from any disclosure of information on or prior to the Closing Date or any failure to disclose information on or prior to the Closing Date to any of the Stockholders with respect to the business, operations, assets, financial condition, prospects, properties or results of operations of the Company or any of the Subsidiaries or any information relating to the transactions contemplated by the Recapitalization Agreement, including, without limitation, the terms thereof or any tax consequences to any Stockholder or any other person arising therefrom.  This release is for any relief, no matter how denominated, including, but not limited to injunctive relief, compensatory damages, punitive damages or rescissory damages.  Each of the undersigned Stockholders further agrees that he, she or it will not file or permit to be filed, either individually or as a group, or on his, her or its behalf, any such claim.  This release shall not apply to the obligations set forth in this Agreement, the Senior Subordinated Loan Agreement, the Recapitalization Agreement and the Ancillary Agreements.  Notwithstanding the foregoing, nothing in this Section shall affect the obligations of the Company and its subsidiaries to Affiliates of the Rollover Stockholders pursuant to lease agreements and guaranties in effect on the date hereof.

(b)                                 Each of the Company and the Purchaser hereby releases, remises, acquits and discharges the undersigned Stockholders from any and all claims, known or unknown and however denominated, which it, its successors or assigns have or may have against any such Stockholders and any and all liability such Stockholders may have to it arising on or prior to the Closing Date, provided that this release shall not apply to any such liabilities (x) arising out of this Agreement or the Recapitalization Agreement (including, without limitation, under the indemnification provisions of the Recapitalization Agreement) or any Ancillary Agreement, or (y) arising as a result of fraud, and provided further, that this release shall not apply to any liabilities to the Purchaser to the extent that such liabilities arose because the release contained in Section 4.15(a) was determined by a court or arbitrator of competent jurisdiction to be unenforceable or otherwise invalid.  This release is for any relief, no matter how denominated, including, but not limited to injunctive relief, compensatory damages or punitive damages.  Each of the Company and the Purchaser further agrees that it will not file or permit to be filed, any such claim.

Section 4.16.                             Action by Co-Investment Fund.  The Co-Investment Fund will not take any action under this Agreement unless such action is consistent with the actions of NCP-EH, and the Co-Investment Fund will act in concert with respect to all actions taken by NCP-EH hereunder, including, without limitation, approving amendments to this Agreement.

Section 4.17.                             Actions by Preferred Stockholders.

(a)                                  The Preferred Stockholders (solely in their capacity as Preferred Stockholders) hereby agree to vote their shares of Preferred Stock, to the extent they are entitled or permitted to vote under the laws of the State of Delaware or otherwise, in favor of any Exit Event or Drag-Along Sale, provided that the Preferred Stockholders receive on or prior to the date of consummation of such Exit Event or Drag-Along Sale (whether or not as part of such Exit Event or Drag-Along Sale) an amount in cash per share of Preferred Stock at least equal to the Liquidation Preference per share provided therefor in the Certificate of Designation (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the date of payment to the Preferred Stockholders to such date of payment).

(b)                                 Notwithstanding any rights contained in the Certificate of Designation for the Preferred Stock to the contrary, the Preferred Stockholders (solely in their capacity as Preferred Stockholders) shall not vote their shares of Preferred Stock against (i) any amendment to the Certificate of Incorporation to the extent such amendment would authorize any class of Parity or Senior Securities (as defined in the Certificate of Designation), or (ii) the issuance by the Company of any Parity or Senior Securities, provided in each case that the Board has approved such amendment or issuance in accordance with the terms of this Agreement.

[The remainder of this page intentionally blank]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

NCP-EH, L.P.
By:	NCP-EH GP, L.L.C.,
its General Partner

	By:	/s/ Adam Saltzman
Name: Adam Saltzman
Title: Executive Vice President

NCP CO-INVESTMENT FUND, L.P.
By:	NCP Co-Investment GP, L.L.C.,
its General Partner

	By:	/s/ Peter J. Shabecoff
Name: Peter J. Shabecoff
Title: Managing Director

EQUINOX HOLDINGS, INC.

By:	/s/ Adam Saltzman
Name: Adam Saltzman
Title: Vice President

ALBION ALLIANCE MEZZANINE FUND, L.P.

By:	Albion Alliance LLC,
its General Partner

By:	/s/ Andrew H. Steuerman
Name: Andrew H. Steuerman
Title: Senior Vice President

ALBION ALLIANCE MEZZANINE FUND II, L.P.

By:	AA MEZZ II GP, LLC,
its General Partner

By:	Albion Alliance LLC,
its Sole Member

By:	/s/ Andrew H. Steuerman
Name: Andrew H. Steuerman
Title: Senior Vice President

DEUTSCHE BANK SECURITIES INC.

By:	/s/ Edwin E. Roland, Jr.
Name: Edwin E. Roland, Jr.
Title: Director

By:	/s/ David J. Flannery
Name: David J. Flannery
Title: Managing Director

EXETER CAPITAL PARTNERS IV, L.P.

By:	Exeter IV Advisors, L.P., its
General Partner
By:	Exeter IV Advisors, Inc., its
General Partner

By:	/s/ Authorized Signatory
Name:
Title:

EXETER EQUITY PARTNERS, L.P.

By:	Exeter Equity Advisors, L.P., its
General Partner
By:	Exeter Equity Advisors, Inc., its
General Partner

By:	/s/ Authorized Signatory
Name:
Title:

BILL AND MELINDA GATES FOUNDATION

By:	/s/ Robert Sydow
	Name:	Robert Sydow
	Title:	Authorized Agent

ARROW INVESTMENT PARTNERS

By:	/s/ Robert Sydow
	Name:	Robert Sydow
	Title:	Authorized Agent

DONATO ERRICO, JR.

/s/ Donato Errico, Jr.

VITO ERRICO

/s/ Vito Errico

LAVINIA ERRICO (JR.)

/s/ Lavinia Errico

DONATO ERRICO, SR.

/s/ Donato Errico

LAVINIA ERRICO (SR.)

/s/ Lavinia Errico

HARVEY SPEVAK

/s/ Harvey Spevak

RAKESH AHUJA

/s/ Rakesh Ahuja

TERRI BIALSKY

/s/ Terri Bialsky

FRANCES ERRICO

/s/ Frances Errico

Acknowledged, accepted and agreed,
solely with respect to Section 4.17 hereof

NORTH CASTLE PARTNERS II, L.P.

By:	NCP G.P. II, L.P., its general partner
	By:	North Castle G.P. II, L.L.C.,
its general partner

		By:	/s/ Benjamin James
Name: Benjamin James
Title: Member

Acknowledged, accepted and agreed,
solely with respect to Section 4.17 hereof

FRIENDS OF NORTHCASTLE FUND, L.P.

By:	NCP CO-INVESTMENT FUND GP, L.L.C.
its general partner

	By:	/s/ Peter J. Shabecoff
Name: Peter J. Shabecoff
Title: Managing Director

Schedule I to the
Stockholders Agreement

ROLLOVER STOCKHOLDERS
AND THEIR NOTICE ADDRESSES

Name	Address
Donato Errico, Jr.	111 West 67th Street, Apt. 29E New York, NY 10023

Vito Errico	520 East 82nd Street New York, NY 10021

Lavinia Errico (Jr.)	1385 York Avenue New York, NY 10021

Donato Errico, Sr.	301 Beech Street Hackensack, NJ 07601

Lavinia Errico (Sr.)	301 Beech Street Hackensack, NJ 07601

Harvey Spevak	315 West 102nd Street, Apt. 4A New York, NY 10025

Rakesh Ahuja	61-45 98th Street, Apt. 10G Rego Park, NY 11374

Terri Bialsky	420 East 79th Street, Apt. 8D New York, NY 10021

Frances Errico	127 West 79th Street, Apt. 6D New York, NY 10024

Schedule II to the
Stockholders Agreement

ROLLOVER OPTIONHOLDERS
AND THEIR NOTICE ADDRESSES

Name	Address
Paul Boardman	106 Park Avenue Bronxville, NY

Catherine Cassidy

Harvey Spevak	315 W. 102nd st. Apt. 4A New York, NY 10025

Ken Fleischer	557 General Knox Road King of Prussia, PA 19406

Schedule III to the
Stockholders Agreement

SUBSEQUENT STOCKHOLDERS

Notice Address:

Name:

with a copy to:

Notice Address:

Name:

Notice Address:

Name:

Notice Address:

Name:

FIRST AMENDMENT TO STOCKHOLDERS AGREEMENT

FIRST AMENDMENT TO STOCKHOLDERS AGREEMENT, dated as of February 21, 2003 (this “Amendment”), among Equinox Holdings, Inc., a Delaware corporation (the “Company”) Equinox Holdings, L.P. (f/n/a NCP-EH, L.P.) (“Equinox LP”) and NCP Co-Investment Fund, L.P. (“NCP Co-Investment LP”).  Unless otherwise defined herein, capitalized terms used herein shall have the meanings attributed to them in the Stockholders Agreement.

W I T N E S S E T H:

WHEREAS, the Company, the Stockholders, NCP Partnership and Friends are parties to that certain Stockholders Agreement, dated December 15, 2000 (the “Stockholders Agreement”);

WHEREAS, the Company, Equinox LP and NCP Co-Investment LP desire that the Stockholders Agreement be amended as set forth herein;

WHEREAS, pursuant to Section 4.9 thereof, the Stockholders Agreement may be amended upon written consent of holders of a majority of the Available Common Stock; and

WHEREAS, the Board of Directors of the Company has increased the number of members of the Board of Directors from eight (8) to ten (10).

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties agree as follows:

A.                                   Amendments to Subsection 1.1(a).  Subsection 1.1(a) of the Stockholders Agreement is hereby amended by deleting such section in its entirety and substituting in place thereof the following:

“The Board of Directors will consist of ten members:  (i) nine individuals, including one Management Director, nominated by the Purchaser, and (ii) so long as the Rollover Stockholders collectively own five percent (5%) of the Available Common Stock, Donato Errico.  Subject to the provisions of this Agreement, each Stockholder entitled to vote shall take all necessary actions to effect the provisions of this Section 1.1(a).”

B.                                     Consent to Agreement.  The Company, Equinox LP and NCP Co-Investment LP hereby consent in writing to this Amendment.  The Company, Equinox LP and NCP Co-Investment LP hereby represent and warrant to the Sub-Debt

Warrantholders, Rollover Stockholders and the Rollover Optionholders that such written consent is sufficient to satisfy the requirements of Section 4.9 of the Stockholders Agreement.

C.                                     Applicable Law and Jurisdiction.  This Amendment has been executed and delivered in New York, New York, and the rights and obligations of the parties hereto shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of New York.

D.                                    Counterparts.  This Amendment may be executed by the parties hereto in any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

E.                                      Continuing Effect.  Except as expressly amended hereby, the Stockholders Agreement as amended by this Amendment shall continue to be and shall remain in full force and effect in accordance with its terms.  This Amendment shall not constitute an amendment or waiver of any provision of the Stockholders Agreement not expressly referred to herein.  Any reference to the “Stockholders Agreement” in the Limited Partnership Agreement of Equinox Holdings, L.P. (f/k/a NCP-EH, L.P), as amended or supplemented, or any related documents shall be deemed to be a reference to the Stockholders Agreement as amended by this Amendment.

[END OF TEXT]

2

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

EQUINOX HOLDING, L.P.

By:	NCP-EH GP, L.L.C.,
its General Partner

	By:	/s/ Adam Saltzman
Name: Adam Saltzman
Title: Executive Vice President

By:	JWC-EH, LLC,
its General Partner

	By:	/s/ Marc Tricoli
Name: Marc Tricoli
Title: Vice President

NCP CO-INVESTMENT FUND, L.P.

By:	NCP Co-Investment GP, L.L.C.,
its General Partner

	By:	/s/ Peter J. Shabecoff
Name: Peter J. Shabecoff
Title: Managing Director

1

EQUINOX HOLDINGS, INC.

By:	/s/ Adam Saltzman
Name: Adam Saltzman
Title: Vice President

2